STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

ROCHDALE STRUCTURED CLAIMS INCOME FUND, LLC

FIRST:  The name of the limited liability company is ROCHDALE STRUCTURED CLAIMS INCOME FUND, LLC.

SECOND:  The Certificate of Formation is amended by changing paragraph "FIRST" to read in full as follows:

FIRST:  The name of the limited liability company is: Rochdale Structured Claims Fixed Income Fund, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Formation this 24th day of November, 2009.

/s/ Kurt A. Hawkesworth
Name: Kurt A. Hawkesworth
Title: Chief Compliance Officer